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                                 March 6, 2000

Dear Stockholder:

    I am pleased to inform you that on February 28, 2000 Bristol Hotels & Resorts (the "Company") entered into a merger agreement with Bass PLC ("Bass") and one of its subsidiaries that provides for the acquisition of the Company by Bass. Under the terms of the merger agreement, a subsidiary of Bass has commenced a tender offer for all outstanding shares of the Company's common stock at $9.50 per share.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE TENDER OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors. These factors included, among other things, the opinion dated as of February 27, 2000 of Prudential Securities Incorporated, financial advisor to the Company, that, as of such date, the consideration to be received by the Company's stockholders pursuant to the offer and the merger was fair from a financial point of view to stockholders of the Company. The full text of this opinion and a summary of the analysis presented by Prudential to the Board of Directors is included in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 that is included with this letter.

    Also enclosed is the Offer to Purchase of Bass, together with related materials to be used for tendering your shares. These documents provide instructions on how to tender your shares and set forth the terms and conditions of the offer and other important information. We encourage you to read the enclosed materials carefully.

    Thank you for the support you have given to the Company over the years.

                                          Sincerely,
                                          J. Peter Kline
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER